Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 2, 2015	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS THIRD QUARTER RESULTS

TULSA, OK, November 2, 2015 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the third quarter and nine months ended September 30, 2015.

In the quarter, net sales were $94.4 million, down 8.3% from $102.9 million in 2014. Net income was $13.3 million, up 6.5% from $12.4 million in the same period a year ago. Net sales for the nine-month period ended September 30, 2015 were $261.4 million, down 3.8% from $271.6 million in 2014. Net income for the nine-month period ended September 30, 2015 was $32.8 million, down 2.5% from $33.6 million in 2014.

Earnings per diluted share in the third quarter of 2015 were $0.24, up 9.1% from $0.22 for the same period the previous year, based upon 54.6 million and 55.5 million shares outstanding at September 30, 2015 and 2014, respectively. Earnings per diluted share for the nine-month period ended September 30, 2015 were $0.60, down 1.6% from $0.61 in 2014, based upon 54.6 million and 55.4 million shares outstanding at September 30, 2015 and 2014, respectively.

Norman H. Asbjornson, President and CEO, stated, “Despite the continuing unstable economic environment which negatively impacted our sales, we were able to maintain our gross profit margins, aided by improved productivity and level raw material costs. Our gross profit for the quarter was 32.0% of sales compared to 32.4% of sales a year ago, and for the nine month period ended September 30, 2015, stood at 30.3% versus 30.6% for the corresponding period in 2014.”

Mr. Asbjornson further added, “Our SG&A expense as a percentage of sales declined from 13.4% to 10.7% for the quarter, and for the nine month period decreased from 11.8% to 10.6%. Total SG&A expense benefited from lower salaries and benefits along with the absence of non-recurring charitable contributions made in 2014.”

Mr. Asbjornson continued, “Our financial condition at September 30, 2015 remained quite strong with a current ratio of 3.4:1 (including cash and short-term investments totaling $48.9 million), plus long term marketable investments of $13.2 million. We also remain debt free. Our backlog at September 30, 2015 increased 10.2% to $60.4 million, from $54.8 million for the same period a year ago.”

Mr. Asbjornson concluded, “We have made important changes and additions to our product line which will be introduced in 2016. Furthermore, we have added new sales personnel who should contribute to next year’s sales and earnings. While we expect results to remain relatively flat for the remainder of 2015, we look forward to resuming our growth in 2016 and beyond.”

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the third quarter results. To participate, call 1-888-241-0551 (code 62745780); or, for rebroadcast, call 1-855-859-2056 (code 62745780).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Net sales	$94,360	$102,917	$261,403	$271,594
Cost of sales	64,175	69,567	182,303	188,522
Gross profit	30,185	33,350	79,100	83,072
Selling, general and administrative expenses	10,062	13,830	27,579	32,043
Gain on disposal of assets	(34)	—	(59)	(24)
Income from operations	20,157	19,520	51,580	51,053
Interest income	14	55	87	195
Other expense, net	(58)	(43)	(106)	(30)
Income before taxes	20,113	19,532	51,561	51,218
Income tax provision	6,862	7,092	18,781	17,593
Net income	$13,251	$12,440	$32,780	$33,625
Earnings per share:
Basic	$0.24	$0.23	$0.61	$0.61
Diluted	$0.24	$0.22	$0.60	$0.61
Cash dividends declared per common share:	$—	$—	$0.11	$0.09
Weighted average shares outstanding:
Basic	54,209,942	54,905,288	54,160,649	54,851,911
Diluted	54,579,590	55,484,043	54,623,163	55,423,294

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2015	December 31, 2014
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$29,863	$21,952
Certificates of deposit	10,800	6,098
Investments held to maturity at amortized cost	8,266	11,972
Accounts receivable, net	45,825	44,092
Income tax receivable	2,172	2,569
Note receivable	24	30
Inventories, net	41,052	37,618
Prepaid expenses and other	763	609
Deferred tax assets	6,155	6,143
Total current assets	144,920	131,083
Property, plant and equipment:
Land	2,233	2,233
Buildings	67,580	64,938
Machinery and equipment	136,952	127,968
Furniture and fixtures	10,746	10,388
Total property, plant and equipment	217,511	205,527
Less: Accumulated depreciation	121,215	113,605
Property, plant and equipment, net	96,296	91,922
Certificates of deposit	2,120	5,280
Investments held to maturity at amortized cost	11,072	4,015
Note receivable	690	817
Total assets	$255,098	$233,117

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	7,759	11,370
Accrued liabilities	34,482	31,343
Total current liabilities	42,241	42,713
Deferred revenue	689	1,006
Deferred tax liabilities	12,689	13,677
Donations	1,108	1,662
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 54,139,246 and 54,041,829	217	216
issued and outstanding at September 30, 2015 and December 31, 2014, respectively
Additional paid-in capital	—	—
Retained earnings	198,154	173,843
Total stockholders' equity	198,371	174,059
Total liabilities and stockholders' equity	$255,098	$233,117

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2015	2014
Operating Activities	(in thousands)
Net income	$32,780	$33,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,587	8,660
Amortization of bond premiums	168	561
Provision for losses on accounts receivable, net of adjustments	(48)	(59)
Provision for excess and obsolete inventories, net	(111)	223
Share-based compensation	2,076	1,578
Excess tax benefits from stock options exercised and restricted stock awards vested	(2,217)	(908)
Gain on disposition of assets	(59)	(24)
Foreign currency transaction loss	114	36
Interest income on note receivable	(23)	(30)
Deferred income taxes	(1,000)	(4,361)
Changes in assets and liabilities:
Accounts receivable	(1,685)	(15,663)
Income tax receivable	2,614	1,981
Inventories	(3,323)	(5,323)
Prepaid expenses and other	(154)	(486)
Accounts payable	(3,801)	5,982
Deferred revenue	138	591
Accrued liabilities and donations	2,130	12,761
Net cash provided by operating activities	36,186	39,144
Investing Activities
Capital expenditures	(12,775)	(13,567)
Proceeds from sale of property, plant and equipment	63	30
Investment in certificates of deposits	(6,200)	(9,940)
Maturities of certificates of deposits	4,658	6,745
Purchases of investments held to maturity	(14,183)	(6,880)
Maturities of investments	9,907	8,891
Proceeds from called investments	757	2,525
Principal payments from note receivable	42	52
Net cash used in investing activities	(17,731)	(12,144)
Financing Activities
Stock options exercised	2,640	908
Excess tax benefits from stock options exercised and restricted stock awards vested	2,217	908
Repurchase of stock	(9,436)	(17,309)
Cash dividends paid to stockholders	(5,965)	(4,773)
Net cash used in financing activities	(10,544)	(20,266)
Net increase in cash and cash equivalents	7,911	6,734
Cash and cash equivalents, beginning of period	21,952	12,085
Cash and cash equivalents, end of period	$29,863	$18,819

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
	(in thousands)
Net Income, a GAAP measure	$13,251	$12,440	$32,780	$33,625
Depreciation	2,988	2,941	8,587	8,660
Amortization of bond premiums	62	172	168	561
Share-based compensation	795	594	2,076	1,578
Interest (income)	(76)	(227)	(255)	(756)
Income tax expense	6,862	7,092	18,781	17,593
EBITDAX, a non-GAAP measure	$23,882	$23,012	$62,137	$61,261

Adjusted Net Income and Adjusted Earnings per Share
The Company defines Adjusted Net Income and the related per share amount as (1) net income, plus (2) non-recurring donations, less (3) the impact on profit sharing expense from the non-recurring donations and (4) the impact on income tax expense from the non-recurring donations. These measures provide additional information which may be used to better understand the Company’s operations.
The following tables provide a reconciliation of net income and earnings per share-diluted (GAAP) to adjusted net income and adjusted earnings per share-diluted (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
	(in thousands except per share data)
Net Income, a GAAP measure	$13,251	$12,440	$32,780	$33,625
Non-recurring donations	390	2,845	195	3,845
Profit-sharing	(39)	(284)	(20)	(384)
Income tax expense	(120)	(929)	(64)	(1,187)
Adjusted Net Income, a non-GAAP measure	$13,482	$14,072	$32,891	$35,899

Earnings per share-diluted, a GAAP measure	$0.24	$0.22	$0.60	$0.61
Non-recurring donations	0.01	0.05	—	0.07
Profit-sharing	—	(0.01)	—	(0.01)
Income tax expense	—	(0.02)	—	(0.02)
Adjusted earnings per share-diluted, a non-GAAP measure	$0.25	$0.24	$0.60	$0.65